Exhibit 99.1
Lime Energy to Divest Energy Technology Division
Elk Grove Village, Illinois, March 10, 2009 — Lime Energy Co. (NASDAQ: LIME) announced today its intent to divest its energy technology division which is comprised of its proprietary line of eMAC HVAC and uMAC lighting controls. The company has engaged the investment banking firm William Blair & Company to assist with the divestiture.
“After long and careful consideration, we have decided to exit our technology business and focus on our growing energy efficiency and renewable energy design/build solutions business” stated David Asplund, CEO of Lime Energy. “We have always been, and remain convinced of the promise and future of this technology. It is unique, proprietary and provides recurring revenue through the monitoring service. Our customers include Fortune 500 companies who continue to deploy the technology and rely on the 24/7 monitoring service to track performance at their multi-site facilities. We plan to continue selling and installing the technology as part of our broader array of energy efficiency solutions but have concluded that we are not best suited to own, develop and support the technology.” concluded Mr. Asplund.
About Lime Energy Co.
Lime Energy is a leading provider of energy efficiency and renewable energy design/build solutions. The Company performs energy efficiency engineering and consulting as well as the development and implementation of energy efficient lighting, HVAC, water, weatherization, and renewable energy solutions. Lime Energy’s clients include commercial and industrial businesses, building owners, property management companies as well as federal, state and local government agencies through energy service company (ESCO) partners. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include whether we will be able to find a buyer for our energy technology division at a price acceptable to us, successfully negotiate an acquisition agreement with a buyer and close any acquisition agreed to and those risk factors described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings..